Exhibit 99.1

            VSE STATEMENT ON U.S. ARMY R2-3G CONTRACT DECISION


	Alexandria, Virginia (January 16, 2009) - VSE Corporation (NASDAQ: VSEC) was informed today by the U.S. Army that VSE's proposal to continue work under the Army's Rapid Response ("R2") program was not in the competitive range to receive a new contract under the replacement program known as "Rapid Response-Third Generation (R2-3G)." VSE's effort under the existing R2 program is expected to continue until at least 2010 when all funds awarded under existing task orders have been expended.

	VSE CEO/President/COO Mo Gauthier said, "We are very surprised and disappointed with this outcome. We believe our performance under the R2 contract has been exceptional. We have requested a debrief from the Army. Once we have been advised about the details of the selection process, we will make a decision about our options. We want to thank our many team mates and subcontractors who participated with us in submitting what we believed was a winning proposal."

About VSE Corporation

        VSE marks its 50th year as a government contractor in January 2009. Established in 1959, VSE is a diversified professional services company providing engineering and consulting services, systems integration, infrastructure support, and information technology management and solutions, principally to agencies of the United States Government and other government prime contractors at locations across the United States and around the world.

        For additional information on VSE services and products, please see the company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Marketing, at (703) 329-3206.

Safe Harbor

        This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

VSE News Contact: Craig Weber -- (703) 329-4770.

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